CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST

OF

POPE FAMILY OF FUNDS

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, Pope Family of Funds, DOES HEREBY CERTIFY:

1.	That the name of the Statutory Trust is Pope Family of Funds.

2.	That the Certificate of Trust of Pope Family of Funds is hereby amended by changing the First Article thereof so that, as amended, said Article shall be, and read as follows:

“The name of the trust is Parr Family of Funds.”

3:	That this Certificate of Amendment shall be effective and adopted upon the filing of this certificate with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 25th day of August, 2007.

POPE FAMILY OF FUNDS

By:	/s/ Stephen L. Parr
Stephen L. Parr, Trustee